                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 19)1

                                   ARGAN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.15 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04010E109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                               Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 14, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

          If the filing person has previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the
following box |_|.

          NOTE.  Schedules filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 8 Pages)

------------------
     1    The  remainder  of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

-----------------------                                    ---------------------
CUSIP No. 04010E109                   13D                      Page 2 of 8 Pages
-----------------------                                    ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     STEEL PARTNERS II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    -0-
  OWNED BY     -----------------------------------------------------------------
    EACH           8      SHARED VOTING POWER
 REPORTING
PERSON WITH                     -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP No. 04010E109                   13D                      Page 3 of 8 Pages
-----------------------                                    ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     WARREN LICHTENSTEIN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    -0-
  OWNED BY     -----------------------------------------------------------------
    EACH           8      SHARED VOTING POWER
 REPORTING
PERSON WITH                     -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP No. 04010E109                   13D                      Page 4 of 8 Pages
-----------------------                                    ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     GLEN KASSAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    -0-
  OWNED BY     -----------------------------------------------------------------
    EACH           8      SHARED VOTING POWER
 REPORTING
PERSON WITH                     -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP No. 04010E109                   13D                      Page 5 of 8 Pages
-----------------------                                    ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     JOSHUA SCHECHTER
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    -0-
  OWNED BY     -----------------------------------------------------------------
    EACH           8      SHARED VOTING POWER
 REPORTING
PERSON WITH                     -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     -0-
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP No. 04010E109                   13D                      Page 6 of 8 Pages
-----------------------                                    ---------------------

          The following constitutes Amendment No. 19 ("Amendment No. 19") to the
Schedule 13D filed by the undersigned. This Amendment No. 19 amends the Schedule
13D as specifically set forth.

     Item 2 is hereby amended to add the following:

          Travis Bradford ceased to be a Reporting Person prior to the filing of this Amendment No. 19.

     Items 3 and 5(a) are hereby amended and restated to read as follows:

          As of March 16, 2006,  the  Reporting  Persons no longer  beneficially owned any Shares of Common Stock.

     Item 5(c) is hereby amended to add the following:

          Schedule A annexed  hereto  lists all  transactions  by the  Reporting
Persons in the Shares during the past sixty days. All of such  transactions were effected in the open market.

     Item 5(e) is hereby amended and restated to read as follows:

          As of  March  14,  2006,  the  Reporting  Persons  ceased  to  be  the beneficial owners of more than 5% of the Shares of the Issuer.

-----------------------                                    ---------------------
CUSIP No. 04010E109                   13D                      Page 7 of 8 Pages
-----------------------                                    ---------------------

                                   SIGNATURES

          After reasonable  inquiry and to the best of his knowledge and belief, each of the  undersigned  certifies  that  the  information  set  forth  in this statement is true, complete and correct.

Dated: March 22, 2006                 STEEL PARTNERS II, L.P.

                                      By: Steel Partners, L.L.C.
                                          General Partner

                                      By: /s/ Lauren Isenman
                                          ----------------------------
                                          Lauren Isenman
                                          As Attorney-In-Fact for Warren G. Lichtenstein,
                                          Managing Member

                                      /s/ Lauren Isenman
                                      --------------------------------
                                      LAUREN ISENMAN
                                      As Attorney-In-Fact for Warren G. Lichtenstein

                                      /s/ Glen Kassan
                                      --------------------------------
                                      GLEN KASSAN

                                      /s/ Joshua Schechter
                                      --------------------------------
                                      JOSHUA SCHECHTER

-----------------------                                    ---------------------
CUSIP No. 04010E109                   13D                      Page 8 of 8 Pages
-----------------------                                    ---------------------

                                   SCHEDULE A
                                   ----------

               Transactions in the Shares During the Past 60 Days
               --------------------------------------------------

Shares of Common Stock                Price Per                      Date of
  Purchased / (Sold)                  Share($)                 Purchase / (Sale)
  ------------------                  --------                 -----------------

                             STEEL PARTNERS II, L.P.
                             -----------------------

      (175,507)                       1.9200                       (03/14/06)
          (333)                       1.9200                       (03/16/06)

                             WARREN G. LICHTENSTEIN
                             ----------------------
                                      None

                                   GLEN KASSAN
                                   -----------
                                      None

                                JOSHUA SCHECHTER
                                ----------------
                                      None